EXHIBIT 32.1

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Northpointe Bancshares, Inc. (the "Company") that the Annual Report of the Company on Form 10-Q for the quarter ended June 30, 2026 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

/s/ Charles A. Williams
Charles A. Williams
Chairman and Chief Executive Officer

/s/ Bradley T. Howes
Bradley T. Howes
Executive Vice President and Chief Financial Officer
Date:	August 13, 2026